EXHIBIT F

EXCHANGE AGENT AND LUXEMBOURG EXCHANGE AGENT AGREEMENT

July 27, 2006

Deutsche Bank Trust Company Americas

Trust & Securities Services

60 Wall Street, 27th Floor

New York, New York 10005

Deutsche Bank AG London

Winchester House

1 Great Winchester Street

London EC2N 2DB

Deutsche Bank Luxembourg S.A.

2 boulevard Konrad Adenauer

L-1115 Luxembourg

Ladies and Gentlemen:

1. The Federative Republic of Brazil (“Brazil”) proposes to make an invitation to owners (each, a “Bondholder”) of its outstanding 12.75% U.S. Dollar-Denominated Global Bonds due 2020, 8 7/8% U.S. Dollar-Denominated Global Bonds due 2024, 8 7/8% U.S. Dollar-Denominated Global Bonds due 2024, Series B, 10 1/8% U.S. Dollar-Denominated Unsecured Global Bonds due 2027 and 12 1/4% U.S. Dollar-Denominated Global Bonds due 2030 (collectively, the “Old Bonds”) to submit, in a modified Dutch auction, one or more offers to exchange (each such offer, an “Exchange Offer”) Old Bonds for 7.125% Global Bonds due 2037 (the “2037 Global Bonds”), in each case on the terms and subject to the conditions set forth in a prospectus supplement, dated as of July 27, 2006 (the “Prospectus Supplement”), relating to the invitation (which together with the Prospectus Supplement and the Basic Prospectus (as herein defined) included therein constitute the “Invitation”). The Exchange Offers are sometimes collectively referred to herein as “Offers” and individually as an “Offer”.

2. (a) Brazil hereby appoints Deutsche Bank Trust Company Americas and Deutsche Bank AG London, as Exchange Agent (the “Exchange Agent”), and Deutsche Bank Luxembourg S.A., as Luxembourg Exchange Agent (the “Luxembourg Exchange Agent”), and authorizes Deutsche Bank Trust Company Americas and Deutsche Bank AG London to act as the Exchange Agent and Deutsche Bank Luxembourg S.A. to act as the Luxembourg Exchange Agent in connection with the Invitation. Each of the Exchange Agent and the Luxembourg Exchange Agent agrees to perform those services in connection with the Invitation and as set forth herein, including, but not limited to (a) receiving, examining, analyzing and processing Offers made by holders of Old Bonds pursuant to the Invitation in accordance with the procedures set forth in the Invitation and (b) otherwise performing the duties of the Exchange Agent or the Luxembourg Exchange Agent, as the case may be, described in the Invitation, except that the Fiscal Agent (as described below) shall be responsible for the cancellation of the Old Bonds accepted for exchange and delivery of the 2037 Global Bonds. Brazil shall have sole responsibility and authority for the acceptance or rejection of any and all Offers and shall notify the Exchange Agent and the Luxembourg Exchange Agent of each acceptance and rejection, within the time frame set forth in the Invitation.

(b) The Exchange Agent shall advise Brazil and Citigroup Global Markets Inc. and Deutsche Bank Securities Inc. (the “Joint Dealer Managers”) daily of all Offers tendered or withdrawn during the preceding day and the names and addresses of, and the principal amount of Old Bonds so tendered or withdrawn by, each such tendering or withdrawing Bondholder. The Exchange Agent shall also advise Brazil and the Joint Dealer Managers of any Offers not in the form required by the Invitation and of all Offers verified to be in proper form and shall provide the Joint Dealer Managers with such other information as they may require in connection with the Invitation. Not later than 3:00 pm (New York City time) on the Expiration Date (as defined in the Invitation), the Exchange Agent will advise Brazil and the Joint Dealer Managers of all Offers, including the principal amount of Old Bonds either tendered in proper form, missing blocking instructions or agent’s messages, or not in the form required by the Invitation.

(c) For each accepted offer, Brazil agrees to pay the Exchange Agent in immediately available funds any cash in respect of (i) differences between the applicable Old Bond exchange price and 2037 Global Bond re-offer price or (ii) accrued interest no later than one Business Day prior to the Settlement Date and the Exchange Agent will not be required to account for interest (if any) in respect of such cash.

3. Each of the Exchange Agent and the Luxembourg Exchange Agent:

(a) shall have no duties or obligations other than those specifically set forth herein;

(b) will be regarded as making no representations or warranties and having no responsibilities regarding the validity, sufficiency, value or genuineness of the Old Bonds and the 2037 Global Bonds, and will not be required to and will not make any representation as to the validity, value or genuineness of the Invitation or any Global Bond Offering Materials (as herein defined);

(c) will be regarded as making no representations or warranties and having no responsibilities regarding the validity, sufficiency, adequacy or accuracy of the Invitation or any other disclosure materials delivered in connection therewith (other than with respect to written information about the Exchange Agent or the Luxembourg Exchange Agent, as the case may be, provided to Brazil specifically for use in such materials);

(d) shall not be obligated to take any legal action hereunder which might in its judgment involve any expense or liability, unless the Exchange Agent or the Luxembourg Exchange Agent, as the case may be, shall have been furnished with an indemnity from Brazil satisfactory to it;

(e) may rely conclusively in good faith on and shall be fully protected in acting in good faith and in reliance upon any Bond Instruction (as defined in the Prospectus Supplement) through DTC, Euroclear or Clearstream, Luxembourg or any tender, statement, request, comment, agreement, instruction, direction, officer’s certificate, certificate, instrument, opinion, notice, letter, telegram, or other document delivered to the Exchange Agent or the Luxembourg Exchange Agent, as the case may be, not only as to the due execution and validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein which the Exchange Agent or the Luxembourg Exchange Agent, as the case may be, reasonably believed to be genuine and to have been signed by the proper party or parties;

(f) may rely conclusively in good faith on and shall be fully protected and fully indemnified, pursuant to Section 7 hereof, in acting upon the written or oral instructions (confirmed in writing) from a designated representative or agent of Brazil, with respect to any matter relating to its acting as Exchange Agent or Luxembourg Exchange Agent, as the case may be;

(g) may consult with counsel or such professional advisors satisfactory to it (including counsel for Brazil), and the opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by the Exchange Agent or the Luxembourg Exchange Agent, as the case may be, without gross negligence and in good faith and in reliance upon such opinion;

(h) shall not be called upon at any time to advise any person tendering pursuant to the Invitation as to the wisdom of making such tender or as to the market value of the 2037 Global Bonds or decline or appreciation in market value of any Old Bonds or 2037 Global Bonds;

(i) shall be entitled to rely conclusively in good faith on any third party translation of any document as to the accuracy of the information therein and shall not be liable for any claim arising from such reliance;

(j) is authorized to communicate with any person from whom a tender of Old Bonds is received, but neither the Exchange Agent nor the Luxembourg Exchange Agent is obliged to do so if it reasonably believes to do so would breach laws or regulations relating to the sale of securities in a jurisdiction;

(k) shall have no responsibility for failing to provide information or take any action hereunder or by a time specified hereunder if such failure is attributable (directly or indirectly) to any failure on the part of any of Euroclear or Clearstream, Luxembourg or the Fiscal Agent to provide in a form satisfactory to the Exchange Agent or the Luxembourg Exchange Agent, as the case may be, in the English language any confirmations or other information required by the Exchange Agent or the Luxembourg Exchange Agent, as the case may be, to carry out its function hereunder, and each of the Exchange Agent and the Luxembourg Exchange Agent may rely conclusively without investigation on any such information provided by any such entity to it;

(l) is authorized in connection with the performance of its duties as the Exchange Agent or the Luxembourg Exchange Agent, as the case may be, to cooperate with organizations (and their respective representatives) who have been appointed by Brazil in connection with the Invitation and who are named in the Invitation;

(m) will not be responsible for procuring, nor liable for the consequences of, any transfers of the 2037 Global Bonds in any accounts;

(n) shall not be responsible for the accuracy or the confirmation of the addresses and certifications of Bondholders or any beneficial owners of any Old Bonds;

(o) shall not be liable or responsible for any failure by any other party to comply with any of their obligations relating to the Invitation, including, without limitation, obligations under applicable securities laws;

(p) shall not be liable for any action taken or omitted to be taken by it under this Agreement, or otherwise in connection with the Invitation, in the absence of gross negligence, willful misconduct or bad faith;

(q) shall not be required to pay any commissions or soliciting fees to any person, or to reimburse any brokers, dealers or custodian banks in connection with the Invitation; and

(r) in acting hereunder and in connection with the Invitation, the Exchange Agent or the Luxembourg Exchange Agent, as the case may be, shall act solely as agent of Brazil and will not thereby assume any obligation towards or relationship of agency or trust for or with any of the owners or holders of Old Bonds or 2037 Global Bonds.

4. Brazil agrees to furnish each of the Exchange Agent and the Luxembourg Exchange Agent with as many copies as it may reasonably request of the Invitation and, if relevant, any advertisements or press releases (collectively, as amended or supplemented from time to time, the “Global Bond Offering Materials”), to be used by Brazil in connection with the Invitation. Brazil further agrees to advise each of the Exchange Agent and the Luxembourg Exchange Agent promptly in writing of (i) the occurrence of any event which could cause Brazil to withdraw or terminate the Invitation, (ii) any proposal by Brazil or requirement to amend or supplement any Global Bond Offering Materials relating to the transactions contemplated by the Invitation and (iii) the issuance of any comment or order by any governmental agency or instrumentality affecting the Offers pursuant to the Invitation in any jurisdiction in which any Offer is made pursuant to the Invitation. The Global Bond Offering Materials have been or will be prepared and approved by Brazil, and neither the Exchange Agent nor the Luxembourg Exchange Agent shall have any responsibility therefor. Each of the Exchange Agent and the Luxembourg Exchange Agent agrees that it will not disseminate any written material for or in connection with the invitation of offers pursuant to the Invitation other than the Global Bond Offering Materials in the form most recently furnished to it, and each of the Exchange Agent and the Luxembourg Exchange Agent agrees that it will not make any statements in connection with such offers, other than the statements that are set forth in or consistent with the Global Bond Offering Materials in the form most recently furnished to it or as otherwise authorized by Brazil. Brazil shall provide the determination of the clearing spread differential for each series of the Old Bonds accepted in the exchange for 2037 Global Bonds, the resulting Old Bond exchange price for each series of the Old Bonds accepted in the exchange for 2037 Global Bonds and any other associated information to the Exchange Agent prior to the announcement of the result of the Invitation.

5. Brazil represents and warrants to the Exchange Agent and the Luxembourg Exchange Agent that:

(a) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and by the Invitation have been duly authorized by Brazil and this Agreement has been duly authorized, executed and delivered by Brazil and constitutes the valid and binding agreement of Brazil enforceable against Brazil in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equitable principles, and subject, as to Section 7 of this Agreement, to any limitations imposed by the securities laws of any applicable jurisdiction.

(b) The 2037 Global Bonds have been duly authorized, and, when issued, authenticated and delivered pursuant to the Invitation and the Fiscal Agency Agreement (as defined below), will have been duly executed, issued and delivered and will constitute valid and legally binding obligations of Brazil entitled to the benefits provided by the Fiscal Agency Agreement, dated as of November 1, 1996, as amended (the “Fiscal Agency Agreement”), between Brazil and JPMorgan Chase Bank, as Fiscal Agent (the “Fiscal Agent”), under which they are to be issued, which will be substantially in the form of Exhibit A to the Fiscal Agency Agreement; the Fiscal Agency Agreement has been duly authorized, executed and delivered and constitutes a valid and legally binding instrument, enforceable in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles; and the Fiscal Agency Agreement (to the extent the provisions thereof are applicable to the 2037 Global Bonds) conforms, and the 2037 Global Bonds will conform, to the descriptions thereof contained in the Prospectus Supplement and the Basic Prospectus as amended or supplemented with respect to the Invitation.

(c) All consents, approvals, authorizations, orders, registrations, clearances or qualifications (“Governmental Authorizations”) of or with any court, central bank, ministry or governmental agency or other regulatory body (“Governmental Agency”) in Brazil required for the issue and sale of the 2037 Global Bonds and the consummation by Brazil of the transactions contemplated by this Agreement, the Invitation, the Fiscal Agency Agreement and the 2037 Global Bonds, including without limitation the payment of interest and principal to the holders of the 2037 Global Bonds outside Brazil in accordance with the terms thereof, except the registration through the Registration of Financial Transactions (Registro de Operações Financeiras—ROF) with the the Central Bank of Brazil of the payment schedules for the 2037 Global Bonds (esquemas de pagamentos), have been obtained and are in full force and effect; and the issue and sale of the 2037 Global Bonds and the consummation by Brazil of the transactions contemplated by this Agreement, the Invitation, the Fiscal Agency Agreement or the 2037 Global Bonds will be in compliance with all laws, decrees and regulations of Brazil or of any Governmental Agency in Brazil.

(d) To ensure the legality, validity, enforceability, priority and admissibility in evidence in Brazil of this Agreement, the Invitation, the Fiscal Agency Agreement and the 2037 Global Bonds, it is not necessary that this Agreement, the Invitation, the Fiscal Agency Agreement or the 2037 Global Bonds or any other documents or instruments be registered, recorded or filed with any court or other authority in Brazil (other than the translation and publication thereof and the registration of the payment schedules for the 2037 Global Bonds (esquemas de pagamentos)) or that any documentary, stamp or similar tax, imposition or charge be paid on or in respect of this Agreement, the Invitation, the Fiscal Agency Agreement or the

2037 Global Bonds, provided that such 2037 Global Bonds are held by an individual who is not a resident of Brazil or by a non-Brazilian corporation directly and not through a permanent establishment thereof in Brazil.

(e) There is no tax, stamp, levy, deduction, charge or withholding imposed by Brazil or any political subdivision thereof either (i) on or by virtue of the execution, delivery or enforcement of this Agreement, the Fiscal Agency Agreement or the 2037 Global Bonds or in connection with the Invitation or (ii) on any payment to be made by Brazil hereunder or pursuant to the Invitation or under the 2037 Global Bonds, provided that such 2037 Global Bonds are held by an individual who is not a resident of Brazil or by a non-Brazilian corporation directly and not through a permanent establishment thereof in Brazil.

(f) This Agreement, the Fiscal Agency Agreement and the 2037 Global Bonds are in proper legal form under the laws of Brazil for the enforcement thereof against Brazil under the laws of Brazil.

(g) Brazil has filed with the U.S. Securities and Exchange Commission (the “Commission”) a registration statement on Schedule B (File No. 333-129000) relating to debt securities and warrants, including the 2037 Global Bonds (together, the “Debt Securities”); such registration statement and any post-effective amendment thereto have been declared effective by the Commission in such form; no other document with respect to such registration statement has heretofore been filed with the Commission (other than the documents incorporated therein by reference and the prospectuses filed pursuant to Rule 424(b) of the rules and regulations of the Commission under the United States Securities Act of 1933, as amended (the “Act”)); and no stop order suspending the effectiveness of such registration statement has been issued and no proceeding for that purpose has been initiated or threatened by the Commission. The various parts of such registration statement, including all exhibits thereto and the documents incorporated by reference in the prospectus contained in such registration statement at the time such part of such registration statement became effective, each as amended at the time such part of such registration statement became effective, are hereinafter collectively called the “Registration Statement.” The basic prospectus relating to the Debt Securities contained in the Registration Statement, in the form in which it has most recently been filed with the Commission on or prior to the date of this Agreement, is herein called the “Basic Prospectus.” The Basic Prospectus, as supplemented by the Prospectus Supplement, and together with the Prospectus Supplement, is herein called the “Prospectus.” Any reference to either the Prospectus Supplement or the Basic Prospectus as amended or supplemented shall be deemed to refer, as appropriate, to either the Prospectus Supplement or the Basic Prospectus as amended or supplemented in relation to the Invitation in the form in which it is filed with the Commission pursuant to Rule 424(b) under the Act. Any reference to the Prospectus Supplement or the Basic Prospectus shall be deemed to refer to and include any documents incorporated by reference therein as of the respective dates of the Prospectus Supplement and the Basic Prospectus, and any reference to any amendment or supplement to the Prospectus Supplement or the Basic Prospectus shall be deemed to refer to and include any annual reports on Form 18-K and any amendments to such Form 18-K on Form 18-K/A (including all exhibits thereto) filed on or after the date of the Prospectus Supplement or the Basic Prospectus, as the case may be, under the U.S. Securities Exchange Act of 1934, as amended, and incorporated by reference in either the Prospectus Supplement or the Basic Prospectus, as the case may be.

(h) The Registration Statement, the Prospectus Supplement and the Basic Prospectus conform, and any further amendments or supplements to the Registration Statement, the Prospectus Supplement or the Basic Prospectus will conform, in all material respects to the requirements of the Act and the rules and regulations of the Commission thereunder; the Registration Statement did not, as of the effective date of the Registration Statement, and will not, as of the applicable date of any amendment thereto, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and the Prospectus Supplement and the Basic Prospectus, as amended or supplemented with respect to the Invitation as of the applicable filing date thereof, did not and will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that this representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with information furnished in writing to Brazil by the Exchange Agent, the Luxembourg Exchange Agent or the Joint Dealer Managers expressly for use in the Prospectus as amended or supplemented with respect to the Invitation.

(i) The Global Bond Offering Materials comply and (as amended or supplemented, if amended or supplemented) will comply in all material respects with all applicable requirements of the United States federal securities laws and the laws of those jurisdictions in which Brazil is making the Invitation available, and the Global Bond Offering Materials (as amended or supplemented, if amended or supplemented) including the information incorporated by reference therein, do not contain nor will they contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(j) The compliance by Brazil with all of the provisions of this Agreement and the consummation of the transactions herein contemplated will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, the Constitution of Brazil, as amended to the date hereof or as proposed to be amended by any currently pending resolution of the Brazilian National Congress (i.e., a resolution that initially has been voted upon and approved by both houses of Congress), any statutes, laws, decrees or regulations of Brazil or any treaty, convention or agreement to which Brazil is a party and which default, in each case or in the aggregate, would have a material adverse effect on Brazil’s ability to perform its obligations under this Agreement.

6. For the Exchange Agent’s services as the Exchange Agent hereunder, and for the Luxembourg Exchange Agent’s services as the Luxembourg Exchange Agent hereunder, Brazil shall pay each of the Exchange Agent and the Luxembourg Exchange Agent in accordance with a separate fee schedule previously provided to Brazil and attached hereto as Schedule A and also will reimburse each of the Exchange Agent and the Luxembourg Exchange Agent for all reasonable and documented out-of-pocket expenses (including, but not limited to, reasonable attorneys’ fees and expenses) in connection with its services.

7. (a) In consideration for the Exchange Agent and the Luxembourg Exchange Agent agreeing to provide the services referred to herein, Brazil agrees to indemnify and hold harmless the Exchange Agent, the Luxembourg Exchange Agent, each of their respective affiliates and each other entity or person, if any, controlling the Exchange Agent, the Luxembourg Exchange Agent or any of their respective affiliates within the meaning of the federal securities laws and their respective directors, officers, agents, representatives, attorneys and employees (the Exchange Agent, the Luxembourg Exchange Agent and each such entity or person being referred to as an “Indemnified Person”), from and against any claim by any third party or any losses, claims, damages, taxes or liabilities (or actions in respect thereof), including liabilities under the Act, relating to or arising out of the services performed pursuant to this Agreement, the Offers contemplated hereby or the Exchange Agent’s or the Luxembourg Exchange Agent’s, as the case may be, role in connection therewith and to reimburse any Indemnified Person for all reasonable and documented expenses (including, without limitation, reasonable and documented fees and disbursements of counsel), within a reasonable time after such expenses are incurred and an itemized statement thereof, in reasonable detail, has been submitted to Brazil, incurred in connection with any action, suit or proceeding, in relation thereto or in connection therewith, other than any such losses, claims, damages, liabilities or expenses of any Indemnified Person that arise out of or are based upon actions taken or omitted to be taken by such Indemnified Person in bad faith or arise out of or are based upon such Indemnified Person’s gross negligence or willful misconduct. Brazil also agrees that no Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to Brazil or any of its officers, agents or employees, for or in connection with, the services to be performed pursuant to this Agreement, the Offers contemplated hereby or the Exchange Agent’s or the Luxembourg Exchange Agent’s, as the case may be, role in connection therewith, except for any such liability for losses, claims, damages, liabilities or expenses incurred by Brazil that arise out of or are based upon actions taken or omitted to be taken by such Indemnified Person in bad faith or arise out of or are based upon such Indemnified Person’s gross negligence or willful misconduct.

(b) Promptly after receipt by an Indemnified Person of notice of any action, proceeding or investigation brought about by any person other than Brazil, the Indemnified Person shall, if a claim for indemnification in respect thereof is to be made against Brazil under paragraph (a) or (c) of this Section 7, notify Brazil in writing of such involvement, but the omission so to notify Brazil shall not relieve it from any liability which it may otherwise have unless such failure results in the forfeiture by Brazil of substantial rights and defenses. In case any such action, proceeding or investigation shall be brought against or otherwise involve the Indemnified Person and Brazil, such Indemnified Person shall notify Brazil of the commencement thereof or its involvement therein. Brazil shall be entitled to assume the defense thereof with counsel satisfactory to the Indemnified Person. Upon assumption by Brazil of the defense of such action, proceeding or investigation, the Indemnified Person shall have the right to participate in such action, proceeding or investigation and to retain its own counsel, but Brazil shall not be liable to the Indemnified Person under this paragraph (b) of this Section 7 for any legal expenses of other counsel or any other reasonable expenses, in each case subsequently incurred by the Indemnified Person, in connection with the defense thereof other than reasonable costs of investigation and preparation, unless Brazil and the Indemnified Person are named parties to any such action, proceeding or investigation (including any impleaded parties) and representation of both parties by the same counsel would, in the Indemnified Person’s reasonable judgment, be inappropriate due to actual or potential differing interests between them; provided, however, that Brazil shall not, in connection with any one such action or separate but substantially similar actions arising out of the same general allegations, be liable for the fees and expenses of more than one separate firm of attorneys at any time for all Indemnified Persons, except to the extent that local counsel, in addition to its regular counsel, is required in order to effectively defend against such action. Brazil shall not, without the written consent of the Indemnified Persons, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the Indemnified Person is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (i) includes an unconditional release of the Indemnified Person from all liability arising out of such action or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any Indemnified Person.

(c) If for any reason the indemnification provided for in this Section 7 is unavailable or insufficient under applicable law to hold the Indemnified Person harmless (unless such indemnification is unavailable due to the Indemnified Person’s bad faith, gross negligence or willful misconduct), then Brazil shall contribute to the amount paid or payable by such Indemnified Person as a result of such loss, damage, expense, liability or claim (or actions in respect thereof) referred to therein (except to the extent that contribution is not permitted under Section 11(f) of the Act) in such proportion as is appropriate to reflect the relative economic interests of Brazil, on the one hand, and the Exchange Agent or the Luxembourg Exchange Agent, as the case may be, on the other, from the Invitation contemplated hereby as well as the relative fault of Brazil, on the one hand, and the Exchange Agent or the Luxembourg Exchange Agent, as the case may be, on the other, in accordance with the standard of care set forth herein with respect to the Exchange Agent and the Luxembourg Exchange Agent (or actions in respect thereof) and any other relevant equitable considerations. The relative economic interests of Brazil, on the one hand, and the Exchange Agent or the Luxembourg Exchange Agent, as the case may be, on the other, shall be deemed to be in the same proportion as the maximum aggregate value of the 2037 Global Bonds issued by Brazil pursuant to the Invitation bears to the maximum aggregate fee proposed to be paid to the Exchange Agent or the Luxembourg Exchange Agent, as the case may be, as a result of such Invitation. The relative fault of Brazil, on the one hand, and the Exchange Agent or the Luxembourg Exchange Agent, as the case may be, on the other hand, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by, or relating to, Brazil, on the one hand, or the Exchange Agent or the Luxembourg Exchange Agent, as the case may be, on the other hand, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. Brazil, the Exchange Agent and the Luxembourg Exchange Agent agree that it would not be just and equitable if contribution pursuant to this paragraph (c) of this Section 7 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in this paragraph (c) of this Section 7. The amount paid or payable by an Indemnified Person as a result of the losses, claims, damages and liabilities referred to in this Section 7 shall be deemed to include, subject to the limitations set forth above, any legal or other reasonable and documented expenses incurred by such Indemnified Person in connection with investigating or defending any such action or claim.

8. In the event that any provision hereof shall be determined to be invalid or unenforceable in any respect, such determination shall not, to the extent permitted by law, affect any other provision hereof, which shall remain in full force and effect.

9. This Agreement may be executed in one or more separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile signatures shall be deemed to be originals for all purposes hereunder.

10. This Agreement, including any rights to indemnity and contribution hereunder, shall inure to the benefit of and be binding upon Brazil, the Exchange Agent, the Luxembourg Exchange Agent and the other persons entitled to indemnity and contribution under Section 7 and their respective successors and assigns. Nothing in this Agreement is intended, or shall be construed, to give to any other person or entity any right hereunder or by virtue hereof.

11. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof. Any inconsistency between this Agreement and the Global Bond Offering Materials, relating to the duties, liabilities, compensation and indemnification of any of the Exchange Agent or the Luxembourg Exchange Agent shall be resolved in favor of this Agreement.

12. This Agreement may not be amended except in writing signed by each party to be bound thereby.

13. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of law (other than Section 5-1401 of the New York General Obligations Law).

14. (a) If any dispute, controversy or claim arising out of or relating to this Agreement or the transactions contemplated hereby, including the existence, performance, interpretation, construction, breach, termination or invalidity thereof (a “Dispute”) (other than a Dispute which is made the subject of a suit, action or proceeding brought against Brazil in a competent court in Brazil) shall arise between the Exchange Agent or the Luxembourg Exchange Agent, as the case may be, on the one hand, and Brazil, on the other, the Exchange Agent, the Luxembourg Exchange Agent or Brazil, as the case may be (the “Referring Party”), shall by written notice (the “Referral Notice”) to Brazil or the Exchange Agent or the Luxembourg Exchange Agent, as the case may be (the “Other Party”), refer such Dispute to arbitration and the Other Party shall upon receipt of the Referral Notice be obligated to refer such Dispute to arbitral proceedings as set forth herein. The Referral Notice shall describe the nature of such dispute, difference or question and request the formation of an arbitral tribunal. Any Dispute shall be finally settled by arbitration in accordance with the Arbitration Rules of the United Nations Commission on International Trade Law (excluding Article 26 thereof) in effect on the date of this Agreement (the “UNCITRAL Arbitration Rules”). The number of arbitrators shall be three, to be appointed in accordance with Section II of the UNCITRAL Arbitration Rules, which, among other things, provides that (i) the Referring Party and the Other Party shall each appoint one arbitrator (such appointment to be made within 30 calendar days of receipt of the Referral Notice), (ii) the two arbitrators thus appointed shall choose the third arbitrator who will act as the presiding arbitrator of the tribunal and (iii) if within 30 calendar days after the appointment of the second arbitrator the two arbitrators have not agreed on the choice of a presiding arbitrator, the presiding arbitrator shall be appointed under Article 6 of the UNCITRAL Arbitration Rules. The appointing authority shall be the Chairman of the International Court of Arbitration of the International Chamber of Commerce. The third arbitrator may be (but need not be) of the same nationality as any of the parties to the arbitration. Such arbitral proceedings shall take place in New York, New York and the language of such proceedings shall be English. The arbitrators shall appoint a secretary with offices and facilities in New York, New York to provide administrative support for the proceedings. Any arbitral tribunal established hereunder shall state its reasons for its decisions in writing and shall make such decisions entirely on the basis of the substantive law governing this Agreement and not on the basis of the principle of ex aequo et bono or otherwise. The decision of any such arbitral tribunal shall be final to the fullest extent permitted by law, and Brazil hereby agrees that a court judgment may be entered thereon by the United States District Court of the Southern District of New York. Brazil agrees that in any such arbitration and in any legal proceedings for the recognition of an award rendered in an arbitration conducted pursuant to this Section, including any proceeding required for the purposes of converting an arbitral award into a judgment, it will not raise any defense which it could not raise but for the fact that it is a sovereign state. Brazil hereby irrevocably consents to the jurisdiction of the United States District Court of the Southern District of New York (the “New York Court”) for the limited purpose of judicial recognition of such an arbitral award rendered against Brazil in New York, New York.

(b) For the sole purpose of receiving service of process or other legal summons in connection with obtaining any judicial acceptance of any arbitral award in the New York Court, Brazil hereby represents and warrants that any such process or summons may be served upon it, pursuant to Article 35, section I of Supplementary Law No. 73 of February 10, 1993, by delivery to the Attorney General of Brazil (Advogado-Geral da União), Palácio do Planalto, Esplanada dos Ministérios, Anexo 1, Brasília-DF, Brasil, as its authorized agent (the “Authorized Agent”) upon whom any such process or summons may be served, of letters rogatory or by any other means permissible under the laws of the State of New York and Brazil. Brazil hereby irrevocably waives any immunity to service of process or other legal summons effected in accordance with this subsection in respect of any action to obtain such judicial acceptance.

(c) Brazil hereby represents and warrants that it has no right to immunity, on the grounds of sovereignty or otherwise, from the service of process or jurisdiction or any judicial proceedings of any competent court located in Brazil or from execution of any judgment in Brazil (except for the limitation on alienation of public property referred to in Article 100 of the Civil Code of Brazil) or from the execution or enforcement therein of any arbitral decision in respect of any suit, action, proceeding or any other matter arising out of or relating to its obligations under this Agreement or the transactions contemplated hereby, and to the extent that Brazil is or becomes entitled to any such immunity with respect to the service of process or jurisdiction or any judicial proceedings of any competent court located in Brazil, it does hereby and will irrevocably and unconditionally agree not to plead or claim any such immunity with respect to its obligations or any other matter under or arising out of or in connection with this Agreement or the transactions contemplated hereby.

(d) Any action arising out of or based on this Agreement may be instituted by the Exchange Agent or the Luxembourg Exchange Agent in any competent court in Brazil. Brazil hereby agrees that each of the Exchange Agent and the Luxembourg Exchange Agent shall have the right, exercisable at its sole discretion, to institute legal proceedings against Brazil through the proceedings contemplated in Articles 730 et seq. of the Brazilian Code of Civil Procedure. Brazil hereby waives irrevocably any immunity from jurisdiction or execution to which it might otherwise be entitled (except for the limitation on alienation of public property under Article 100 of the Civil Code of Brazil) in any action arising out of or based on this Agreement which may be instituted by the Exchange Agent or the Luxembourg Exchange Agent, as the case may be, in any competent court in Brazil.

(e) No arbitral proceedings hereunder shall be binding upon or in any way affect the right or interest of any person other than the claimant or respondent with respect to such arbitration.

(f) In respect of any judgment or order given or made for any amount due hereunder that is expressed and paid in a currency (the “Judgment Currency”) other than United States dollars, Brazil will indemnify each of the Exchange Agent and the Luxembourg Exchange Agent against any loss incurred by it as a result of any variation as between (i) the rate of exchange at which the United States dollar amount is converted into the Judgment Currency for the purpose of such judgment or order and (ii) the rate of exchange at which the Exchange Agent or the Luxembourg Exchange Agent, as the case may be, is able to purchase United States dollars with the amount of Judgment Currency actually received by it on the business day following the receipt of payment on such judgment or order. The foregoing indemnity shall constitute a separate and independent obligation of Brazil and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid. The term “rate of exchange” shall include any premiums and costs of exchange payable in connection with the purchase of or conversion into United States dollars.

15. This Agreement shall terminate upon the termination or withdrawal of the Invitation or upon withdrawal by Deutsche Bank Trust Company Americas and Deutsche Bank AG London as the Exchange Agents and Deutsche Bank Luxembourg S.A. as the Luxembourg Exchange Agent, it being understood that Sections 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, 15 and 16 hereof shall survive any termination of this Agreement. The parties hereto agree that if Deutsche Bank Trust Company Americas, Deutsche Bank AG London or Deutsche Bank Luxembourg S.A. withdraws as the Exchange Agent or the Luxembourg Exchange Agent, as the case may be, this Agreement shall terminate upon such withdrawal only with respect to the withdrawing party.

16. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or by facsimile to the parties hereto as follows:

(a)	If to the Exchange Agent:

Deutsche Bank Trust Company Americas

60 Wall Street, 27th Floor

MS: NYC60-2710

New York, NY 10005

Facsimile: +1 (732) 380-2345

Attn: Trust and Securities Services

With a copy to:

Deutsche Bank National Trust Company

25 DeForest Avenue

MS: SUM01-0105

Summit, NJ 07901

Facsimile: +1 (732) 578-4635

Attn: Trust and Securities Services

Deutsche Bank AG London

Winchester House

1 Great Winchester Street

London EC2N 2DB

Facsimile: 44 (0)207 7547 5001

Attn: Trust and Securities Services

(b)	If to the Luxembourg Exchange Agent:

Deutsche Bank Luxembourg S.A.

2 boulevard Konrad Adenauer

L-1115 Luxembourg

Facsimile: +352 421 22426

Attn: Trust and Securities Services

(c)	If to Brazil:

Procuradoria-Geral da Fazenda Nacional

Ministério da Fazenda

Esplanada dos Ministérios

Bloco P, 8° Andar

70048-900, Brasília-DF, Brasil

Facsimile: (5561) 3412-1740

Attn: Procurador-Geral da Fazenda Nacional

with a copy to:

Secretaria do Tesouro Nacional

Ministério da Fazenda

Esplanada dos Ministérios

Bloco. P – Anexo A – Sala 105

70048-900 Brasilia – DF, Brasil

Facsimile: (5561) 3412-1534

Attn: Coordenador – Geral de Operações da Dívida Pública – CODIP

[Signature Page Follows]

Please indicate Deutsche Bank Trust Company Americas’ and Deutsche Bank AG London’s willingness to act as Exchange Agent and Deutsche Bank Luxembourg S.A.’s willingness to act as Luxembourg Exchange Agent on the terms set forth herein and such party’s acceptance of the foregoing provisions by signing in the space provided below for that purpose and returning to Brazil a copy of this letter, whereupon this letter and such party’s acceptance shall constitute a binding agreement among Brazil, Deutsche Bank Trust Company Americas, Deutsche Bank AG London and Deutsche Bank Luxembourg S.A.

Very truly yours,

FEDERATIVE REPUBLIC OF BRAZIL

By:	/s/ Roberto Abdenur
Name: Roberto Abdenur
Title: Ambassador of Brazil to the United States of America

Accepted as of the date

first set forth above:

Deutsche Bank Trust Company Americas, as Exchange Agent

By:	/s/ Annie Jaghatspanyan
Name: Annie Jaghatspanyan
Title: Assistant Vice President

/s/ Richard Buckwalter
Name: Richard Buckwalter
Title: Vice President

Deutsche Bank AG London, as Exchange Agent

By:	/s/ Angeline Geruey
Name: Angeline Geruey
Title: Director

/s/ C Railestrow
Name: C Railestrow
Title: Vice President

Deutsche Bank Luxembourg S.A., as Luxembourg Exchange Agent

By:	/s/ Andrea Smalley
Name: Andrea Smalley
Title: Assistant Vice President

/s/ Angeline Geruey
Name: Angeline Geruey
Title: Director

SCHEDULE A

(Fee Proposal dated July 11, 2006)